Exhibit 99.1

Apr. 11, 2017

FORT WORTH, Texas—(BUSINESS WIRE)— Elevate Credit, Inc. (NYSE:ELVT) (“Elevate” or the “Company”) today announced the closing of its initial public offering of 12,400,000 shares of common stock at a price to the public of $6.50 per share. In connection with the closing, the underwriters fully exercised their option to purchase an additional 1,860,000 shares.

Elevate has now sold a total of 14,260,000 shares of its common stock in connection with its initial public offering for total net proceeds to the Company, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by Elevate, of approximately $81 million.

Elevate will use approximately $15 million of the net proceeds to repay a portion of the outstanding amount under its convertible term notes, approximately $65 million of the net proceeds to repay a portion of the outstanding amount under its financing agreement and the remainder, if any, for general corporate purposes, including to fund a portion of the loans made to its customers.

UBS Securities LLC, Credit Suisse Securities (USA) LLC, and Jefferies LLC acted as joint book-running managers and as representatives of the underwriters for the offering. Stifel, Nicolaus & Company, Incorporated and William Blair & Company L.L.C. also acted as joint book-running managers for the offering.

This offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: UBS Investment Bank c/o Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by calling 1-888-827-7275; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; or Jefferies LLC, 520 Madison Ave., 2nd Floor, New York, NY 10022, phone: 877-547-6340, email: prospectus_department@jefferies.com.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state or jurisdiction.

ABOUT ELEVATE

Elevate (NYSE:ELVT) has originated $4 billion in nonprime credit to more than 1.6 million consumers to date. Its innovative online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The Company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can go down over time, free financial training and free credit monitoring. Elevate’s suite of credit products includes RISE, Sunny and Elastic. For more information, please visit http://www.elevate.com.

View source version on businesswire.com: http://www.businesswire.com/news/home/20170411005914/en/

Investor Relations:

Solebury Communications

Sloan Bohlen, 817-928-1646

investors@elevate.com

or

Media:

Vested

Ishviene Arora, 917-765-8720

elevate@fullyvested.com

Source: Elevate Credit, Inc.